Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

AMCI Acquisition Corp. II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Other	181,700,000(1)(2)	N/A	$6,056.67(3)	0.0000927	$0.57(4)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$6,056.67		$0.57
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.57

(1)

Based on the maximum number of shares of common stock, par value $0.0001 per share (“Class A common stock”), of the registrant estimated to be issued in connection with the business combination described herein (the “Business Combination”). Such number of shares is based on 181,700,000 shares of common stock to be issued to certain security holders of LanzaTech NZ, Inc. (“LanzaTech”) (including the shares of LanzaTech common stock, par value $0.0001 per share (“LanzaTech common stock”), issuable immediately prior to the effective time of the Business Combination from (i) the conversion of the shares of preferred stock of LanzaTech, (ii) the exercise in full of all warrants and options to purchase shares of capital stock of LanzaTech (but excluding shares issuable under a certain warrant issued by LanzaTech on December 8, 2021), and (iii) the vesting in full of all awards of restricted shares of LanzaTech common stock, in each case pursuant to the terms thereof).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based upon an amount equal to one-third of the par value of the LanzaTech securities to be exchanged in the Business Combination as of immediately prior to the Business Combination. LanzaTech is a private company, no market exists for its securities and LanzaTech has an accumulated capital deficit.

(4)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.